Exhibit 99.1

The Lovesac Company Announces Third Quarter Fiscal 2021 Financial Results

Third Quarter Net Sales Growth of 43.5%; Comparable Sales Growth of 53.5%

Net Income Increases to $2.5 million from ($6.7) million in Third Quarter Fiscal 2021

Adjusted EBITDA Increases to $6.0 million from ($3.7) million in Third Quarter Fiscal 2021

STAMFORD, Conn., Dec. 09, 2020 (GLOBE NEWSWIRE) — The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”) today announced its financial results for the third quarter of fiscal 2021, which ended November 1, 2020.

Shawn Nelson, Chief Executive Officer, stated, “Lovesac’s third quarter results exceeded our expectations on the top and bottom line, a strong affirmation that we continue to successfully navigate marketplace challenges.  Highlights include strong topline growth of 43.5%, a total comparable sales increase of 53.5%, gross margin expansion of 487 bps and Adjusted EBITDA1 of $6.0 million.  These results speak to the resiliency of our business model and the exceptional job our team has done to meet customer demand in a challenging and rapidly evolving environment.”

Mr. Nelson continued, “Our business fundamentals are strong, and our recently expanded partnership with Best Buy broadens our audience and expands Sactionals adoption in an agile, capital efficient manner. In combination with continued progress on our key strategic initiatives, we are well-positioned to capitalize on product demand and as such, we expect a strong year over year increase of 50% to 60% in Adjusted EBITDA1 for the fourth quarter. We look forward to building on our progress and success as we close out the fiscal year.”

Mr. Nelson added, “We believe that Lovesac leads the DTC and furniture categories in its commitment to sustainability and ESG initiatives, building sustainable products and contributing to a reduction of furniture waste in landfills. This is an endeavor that has been core to our DNA since the inception of our company, guided by our Designed For Life philosophy, with substantial progress to-date including sourcing all of our affixed upholstery fabric from 100% recycled plastic and repurposing over 20 million plastic bottles last year alone. Our products are built to last a lifetime and designed to evolve, and next year, we will be improving our communication on our tracking and impact. Adherence to our high bar for innovation and sustainability will, we believe, fuel market share gains in the current, and even new categories, in which we will compete. We will make operating decisions in support of our purpose, which is to inspire humankind to actually buy less, but buy better.”

Key Measures for the Third Quarter and Year-to-Date Period of Fiscal 2021 Ending November 1, 2020:

(Dollars in millions, except per share amounts)

	Quarter Ended November 1, 2020	Quarter Ended November 3, 2019	% Inc (Dec)	Year to Date Ended November 1, 2020	Year to Date Ended November 3, 2019	% Inc (Dec)
Net Sales	$74.7	$52.1	43.5%	$191.1	$141.2	35.3%
Gross Profit[1]	$41.3	$26.3	57.3%	$99.6	$71.5	39.3%
Gross Margin[1]	55.3%	50.4%	487 bps	52.2%	50.7%	150 bps
Total Operating Expense	$38.8	$33.1	17.1%	$106.5	$92.7	15.0%
SG&A	$25.9	$24.5	6.0%	$75.2	$70.3	6.9%
SG&A as % of Net Sales	34.7%	47.0%	(1,228) bps	39.3%	49.8%	(1,045) bps
Advertising & Marketing	$11.0	$7.3	51.2%	$26.3	$18.7	40.7%
Advertising & Marketing as % of Net Sales	14.7%	13.9%	75 bps	13.8%	13.3%	53 bps
Basic EPS Income (Loss)	$0.17	$(0.46)	(137.0%)	$(0.48)	$(1.45)	(66.9%)
Diluted EPS Income (Loss)	$0.16	$(0.46)	(134.8%)	$(0.48)	$(1.45)	(66.9%)
Net income (loss)	$2.5	$(6.7)	(136.7%)	$(7.0)	$(20.6)	(66.2%)
Adjusted EBITDA[2]	$6.0	$(3.7)	259.7%	$2.4	$(11.7)	120.8%
Cash (Used In) Provided by Operating Activities	$(5.1)	$(13.4)	61.9%	$6.9	$(36.4)	(119.0%)

1	Estimated gross 25% tariff impact for the third quarter of fiscal 2021 to Gross Profit and Gross Margin was $2.8 million and 373 bps, respectively. Estimated gross 25% tariff impact for the Thirty-Nine weeks ending November 1, 2020 to Gross Profit and Gross Margin was $7.6 million and 399 bps, respectively. Estimated gross blended 10% to 25% tariff impact for the third quarter of fiscal 2020 to Gross Profit and Gross Margin was $3.3 million and 605 bps, respectively. Estimated gross blended 10% to 25% tariff impact for the Thirty-Nine weeks ending November 3, 2019 to Gross Profit and Gross Margin was $5.7 million and 351 bps, respectively.

2	Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

	Percent Increase (Decrease), except showroom count
	Quarter Ended November 1, 2020	Quarter Ended November 3, 2019	Year to Date ended November 1, 2020	Year to Date Ended November 3, 2019
Total Comparable Sales (3)(4)	53.5%	34.3%	58.7%	39.5%
Comparable Showroom Sales (4)	25.5%	29.7%	(14.2%)	31.7%
Internet Sales	125.2%	47.7%	247.2%	64.7%
Ending Showroom Count	107	84	107	84

3	Total comparable sales include showroom transactions through the point of sale and internet net sales.

4	Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is what is included in Net Sales. Showrooms were closed as required by local and state laws as a result of the COVID-19 pandemic effective March 18, 2020 but have since reopened in some format. We are abiding with federal, state and local guidelines with respect to the operating status of our showrooms. As of the end of the third quarter, most showrooms had fully reopened to the walk-in phase, with some still in the virtual or by appointment only phase.

Highlights for the Quarter Ended November 1, 2020:

The net sales increase of 43.5% was driven by an increase in internet sales of 125.2%, coupled with an increase in showroom sales of 27.9% partially offset by a decrease of 8.7% in “Other” sales (which includes shop-in-shops and pop-up shops) related to a decrease in in store pop-up shops

The gross profit increase of $15.1 million, or 57.3%, was primarily due to the increase in net sales, higher average retail price due to less promotional discounts and favorable mix impact, partially offset by the impact of tariffs. The 487 basis point increase in gross margin versus the prior year period reflects 535 basis points improvement in gross profit as a result of a reduction in promotional discounts, positive mix impact and lower product costs related to vendor negotiated tariff mitigation initiatives partially offset by an increase of approximately 48 basis points in distribution and tariff related expenses.

SG&A expense as a percent of net sales decreased 1,228 basis points primarily due to leverage of employment costs, rent, and selling related expenses such as credit card fees and pop-up shop fees, partially offset by increases in equity compensation.

Advertising and marketing expense increased 51.2% over the prior year period and as a percent of net sales increased by 75 bps principally due to increased media and direct-to-consumer program spend which contributed to the third quarter sales increase over the prior year period.

Operating income was $2.5 million in the third quarter of fiscal 2021 compared to an operating loss of $6.9 million in the third quarter of fiscal 2020. Operating margin was 3.4% of net sales in the third quarter of fiscal 2021 compared to (13.2%) of net sales in the third quarter of fiscal 2020.

Net income was $2.5 million in the third quarter of fiscal 2021 compared to a net loss of $6.7 million in the third quarter of fiscal 2020.

Highlights for the Thirty-Nine weeks Ended November 1, 2020:

The net sales increase of 35.3% was driven by an increase in internet sales of 247.2%, partially offset by a decrease in showroom sales of 20.0% and a decrease of 21.2% in “Other” sales (which includes shop-in-shops and pop-up shops) due to the impact of closures related to COVID-19.

The gross profit increase of $28.1 million, or 39.3%, was primarily due to the increase in net sales, higher average retail price due to less promotional discounts and favorable mix impact partially offset by the impact of tariffs. The 150 basis point increase in gross margin versus the prior year period reflects 321 basis points improvement in gross profit as a result of a reduction in promotional discounts, lower product costs related to vendor negotiated tariff mitigation initiatives and a continued shift of product sourcing from outside of China, partially offset by an increase of approximately 171 basis points in distribution and tariff related expenses.

SG&A expense includes less than $0.1 million and $0.6 million of other non-recurring expenses related to financing and executive recruitment fees, respectively. SG&A expense as a percent of net sales decreased 1,045 basis points primarily due to leverage of employment costs, rent, selling related expenses such as credit card fees and pop-up shop fees and equity-based compensation, partially offset by increases in insurance and computer expense related to infrastructure investments.

Advertising and marketing expense increased 40.7% over the prior year period and as a percent of net sales increased by 53 bps principally due to increased media and direct-to-consumer program spend which contributed to the sales increase over the prior year period.

Operating loss was $6.9 million compared to $21.1 million in the prior year period. Operating margin was (3.6%) of net sales compared to (15.0%) of net sales in the prior year period.

Net loss was $7.0 million compared to $20.6 million in the prior year period.

Other Financial Highlights as of November 1, 2020:

The cash and cash equivalents balance as of November 1, 2020 was $47.7 million as compared to $27.9 million as of November 3, 2019. There was no debt outstanding on the Company’s line of credit as of November 1, 2020 and November 3, 2019, respectively. The Company’s availability under the line of credit was $19.2 million as of November 1, 2020 and $13.5 million as of November 3, 2019.

Total inventory was $57.8 million as of November 1, 2020 as compared to $50.2 million as of November 3, 2019.

Conference Call Information:

A conference call to discuss the third quarter of fiscal 2021 financial results is scheduled for today, December 9, 2020, at 8:30 am Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493- 6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

Notes

[1]	Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary “Designed for Life” approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers.

Non-GAAP Information

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measures of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto.

We have also presented herein certain forward-looking statements about the Company’s future financial performance that include non-GAAP (or “as-adjusted”) financial measures, including Adjusted EBITDA. This non–GAAP financial measure is derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures, which could be significant in amount.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in tour industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward Looking Statements

Certain statements in this press release, other than purely historical information, including estimates, projections and statements relating to our business plans, objectives and expected operating results and outlook, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which statements involve substantial risk and uncertainties. In some cases, you can identify forward-looking statements because they contain words or phrases such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position or projections, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations and/or beliefs and assumptions that management considers reasonable, which assumptions may or may not prove correct. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. The preliminary financial results included in this press release represent the most current information available to management. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the effect and consequences of the novel coronavirus public health crisis on matters including U.S. and local economies, our business operations and continuity, our ability to keep our showrooms open, the health and productivity of our associates, the ability of third-party providers to continue uninterrupted service, risks related to tariffs, the countermeasures and mitigation steps that we adopt in response to tariffs and other similar issues, the regulatory environment in which we operate, our ability to sustain recent growth rates, our ability to sustain the recent increase in our Internet sales, our ability to manage the growth of our operations over time, our ability to maintain, grow and enforce our brand and trademark rights, our ability to improve our products and develop new products, our ability to obtain, grow and enforce intellectual property related to our business and avoid infringement or other violation of the intellectual property rights of others, our ability to successfully open and operate new showrooms, and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Rachel Schacter, ICR

(203) 682-8200

InvestorRelations@lovesac.com

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	November 1, 2020	February 2, 2020
	(unaudited)
Assets

Current Assets
Cash and cash equivalents	$47,686,348	$48,538,827
Trade accounts receivable	7,231,414	7,188,925
Merchandise inventories	57,758,331	36,399,862
Prepaid expenses and other current assets	10,869,620	8,050,122

Total Current Assets	123,545,713	100,177,736

Property and Equipment, Net	25,906,210	23,844,261

Other Assets
Goodwill	143,562	143,562
Intangible assets, net	1,419,527	1,352,161
Deferred financing costs, net	113,338	146,047

Total Other Assets	1,676,427	1,641,770

Total Assets	$151,128,350	$125,663,767

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$25,223,308	$19,887,611
Accrued expenses	16,900,124	8,567,580
Payroll payable	4,561,285	887,415
Customer deposits	11,668,451	1,653,597
Sales taxes payable	1,134,883	1,404,792
Total Current Liabilities	59,488,051	32,400,995

Deferred rent	6,387,801	3,108,245

Line of credit	-	-

Total Liabilities	65,875,852	35,509,240

Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of November 1, 2020 and February 2, 2020.	-	-
Common Stock $.00001 par value, 40,000,000 shares authorized, 14,683,138 shares issued and outstanding as of November 1, 2020 and 14,472,611 shares issued and outstanding as of February 2, 2020.	147	145
Additional paid-in capital	170,391,395	168,317,210
Accumulated deficit	(85,139,044)	(78,162,828)

Stockholders’ Equity	85,252,498	90,154,527

Total Liabilities and Stockholders’ Equity	$151,128,350	$125,663,767

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 1, 2020	November 3, 2019	November 1, 2020	November 3, 2019
Net sales	$74,742,200	$52,097,232	$191,060,017	$141,202,010
Cost of merchandise sold	33,434,372	25,843,532	91,413,080	69,670,642
Gross profit	41,307,828	26,253,700	99,646,937	71,531,368
Operating expenses
Selling, general and administration expenses	25,945,632	24,484,791	75,160,559	70,302,779
Advertising and marketing	10,975,176	7,258,284	26,337,298	18,717,517
Depreciation and amortization	1,853,922	1,377,659	5,033,484	3,649,072
Total operating expenses	38,774,730	33,120,734	106,531,341	92,669,368

Operating income (loss)	2,533,098	(6,867,034)	(6,884,404)	(21,138,000)
Interest (expense) income, net	(43,860)	134,416	(22,233)	538,306
Net income (loss) before taxes	2,489,238	(6,732,618)	(6,906,637)	(20,599,694)
Provision for income taxes	(10,779)	(15,692)	(69,579)	(21,392)
Net income (loss)	$2,478,459	$(6,748,310)	$(6,976,216)	$(20,621,086)

Net income (loss) per common share:
Basic	$0.17	$(0.46)	$(0.48)	$(1.45)
Diluted	$0.16	$(0.46)	$(0.48)	$(1.45)

Weighted average number of common shares outstanding:
Basic	14,561,835	14,538,586	14,520,282	14,179,995
Diluted	15,581,487	14,538,586	14,520,282	14,179,995

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Thirty-nine weeks ended
	November 1, 2020	November 3, 2019
Cash Flows from Operating Activities
Net loss	$(6,976,216)	$(20,621,086)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	4,603,971	3,457,737
Amortization of other intangible assets	429,513	191,335
Amortization of deferred financing fees	65,062	54,768
Net loss (gain) on disposal of property and equipment	5,487	(166,865)
Equity based compensation	2,638,628	4,020,978
Deferred rent	3,279,556	903,945
Changes in operating assets and liabilities:
Trade accounts receivable	(42,489)	(4,625,978)
Merchandise inventories	(21,358,469)	(24,052,012)
Prepaid expenses and other current assets	(2,801,852)	(2,781,766)
Accounts payable and accrued expenses	17,072,202	4,812,508
Customer deposits	10,014,855	2,367,227
Net Cash Provided by (Used in) Operating Activities	6,930,248	(36,439,209)
Cash Flows from Investing Activities
Purchase of property and equipment	(6,671,407)	(6,834,382)
Payments for patents and trademarks	(496,879)	(449,278)
Proceeds from disposal of property and equipment	-	300,000
Net Cash Used in Investing Activities	(7,168,286)	(6,983,660)
Cash Flows from Financing Activities
Proceeds from the issuance of common shares, net	-	25,610,000
Taxes paid for net share settlement of equity awards	(564,441)	(3,342,304)
Proceeds from the issuance of warrants, net	-	12,000
Paydowns of line of credit	-	(31,373)
Payment of deferred financing costs	(50,000)	-
Net Cash (Used in) Provided by Financing Activities	(614,441)	22,248,323
Net Change in Cash and Cash Equivalents	(852,479)	(21,174,546)
Cash and Cash Equivalents - Beginning	48,538,827	49,070,952
Cash and Cash Equivalents - Ending	$47,686,348	$27,896,406
Supplemental Cash Flow Disclosures
Cash paid for taxes	$69,579	$6,706
Cash paid for interest	$61,685	$38,632

THE LOVESAC COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Thirteen weeks ended	Thirteen weeks ended	Thirty-nine weeks ended	Thirty-nine weeks ended
(dollars in thousands)	November 1, 2020	November 3, 2019	November 1, 2020	November 3, 2019
Net income (loss)	$2,479	$(6,748)	$(6,976)	$(20,621)
Interest expense (income), net	44	(134)	22	(538)
Provision for income taxes	11	16	70	21
Depreciation and amortization	1,854	1,378	5,033	3,649
EBITDA	4,388	(5,488)	(1,851)	(17,489)
Management fees (a)	125	141	375	438
Deferred Rent (b)	378	816	1,234	904
Equity-based compensation (c)	1,063	628	2,638	4,021
Net loss (gain) on disposal of property and equipment (d)	-	-	5	(167)
Other non-recurring expenses (e)(f)	-	174	36	598
Adjusted EBITDA	$5,954	$(3,729)	$2,437	$(11,695)

(a)	Represents management fees and expenses charged by our equity sponsors.

(b)	Represents the difference between rent expense recorded and the amount paid by the Company. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease terms.

(c)	Represents expenses associated with stock options and restricted stock units granted to our officers, employees, and board of directors

(d)	Represents the net loss (gain) on disposal of fixed assets.

(e)	There were no other non-recurring expenses in the thirteen weeks ended November 1, 2020. Other non-recurring expenses in the thirteen weeks ended November 3, 2019 are made up of (1) $76 in financing fees associated with our primary and secondary offering and (2) $98 in executive recruitment fees.

(f)	Other non-recurring expenses in the thirty-nine weeks ended November 1, 2020 are related to $36 in professional and legal fees related to financing initiatives. Other non-recurring expenses in the thirty-nine weeks ended November 3, 2019 are made up of (1) $247 in recruitment fees to build executive management team and Board of Directors; (2) $268 in fees associated with our primary and secondary shares offerings and (3) $83 in financing fees associated with our secondary offering.